EXHIBIT 10.1

STANDARD FORM

INDUSTRIAL BUILDING LEASE
(MULTI-TENANT)

     1. BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

          1.1. Date of Lease: March 1, 2005

          1.2. Landlord: First Industrial, L.P., a Delaware limited partnership

          1.3. Tenant: MakeMusic! Inc., a Minnesota corporation

          1.4. Premises: Approximately 22,174 (20,371 s.f. office; 1,803 s.f. warehouse) rentable square feet in the building commonly known as Technology Park V, 7615 Golden Triangle Drive, Eden Prairie, MN 55344 (the “Building”). The Premises are presently identified as Suite L. Prior to the Commencement Date, Landlord shall change the Suite identifier to identify the Premises as Suite M.

          1.5. Property: See Exhibit A.

          1.6. Lease Term: The term of this Lease (the “Term”) shall commence on the fifth (5th) day after the Architect (as defined in Exhibit B) delivers the Substantial Completion Notice, as also defined in Exhibit B (the “Commencement Date”) and shall end, subject to Section 2.3 below, on March 31, 2011 (the “Expiration Date”). Notwithstanding the foregoing, the Commencement Date shall occur on or prior to May 1, 2005, and in the event that the Commencement Date is delayed beyond May 1, 2005, Tenant shall receive two (2) additional days of abated base rent for each day after May 1, 2005 that the Commencement Date is delayed.

          1.7. Tenant shall have one option to extend the Term pursuant to the terms set forth on the attached Exhibit G.

          1.8. Permitted Uses: (See Section 4.1) General office / Recording and performance/demonstration of music / Warehouse purposes

          1.9. Tenant’s Guarantor: (if none, so state) None.

          1.10. Brokers: (See Section 23; if none, so state)

(A) Tenant’s Broker: Scott Frederiksen, NAI /Welsh

(B) Landlord’s Broker: Jeff Jiovanazzo, NAI Welsh

          1.11. Security/Damage Deposit: (See Section 4.4) $20,834.24.

          1.12. Initial Estimated Additional Rent Payable by Tenant: $5,802.20 per month. Tenant’s obligation to pay Additional Rent items shall commence on the Commencement Date.

          1.13. Tenant’s Proportionate Share of Operating Expenses allocated solely to the Building: 18%, based on total Building square footage of 125,984.

          1.14. Intentionally Deleted.

          1.15. Moving Allowance: Landlord shall provide Tenant with a moving allowance in the amount of Fifty Thousand Dollars ($50,000), payable on the Commencement Date.

          1.16. Office Furniture: Landlord has agreed to give to Tenant, subject to Section 24.16 herein, upon execution of this Lease, all of the office furniture, including chairs, and other personal property presently located in the Premises, together with approximately 6 to 10 cubicle work stations (including cubicle partitions, desks and chairs) to replace such cubicle work stations that were removed from the Premises and placed in the premises adjacent to the Premises (the “Office Furniture”).

          1.17. Riders to Lease: The following riders are attached to and made a part of this Lease. (If none, so state) Exhibits A – H

     2. LEASE OF PREMISES; RENT.

          2.1. Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

          2.2. Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods set forth below:

	ANNUAL BASE
LEASE PERIOD	RENT	MONTHLY BASE RENT
The approximately seven (7) full calendar month period beginning on the Commencement Date	No Base Rent shall be payable during this portion of the Term (Tenant shall still be required to pay its proportionate share of Operating Expenses from and after the Commencement Date)
November 1, 2005 through March 31, 2007	$180,828	$15,069
April 1, 2007 – March 31, 2009	$186,372	$15,531
April 1, 2009 – March 31, 2011	$191,916	$15,993

     The parties anticipate that the Landlord Improvements will be substantially completed prior to March 31, 2005. If the Commencement Date is other than March 31, 2005, the date on which Tenant’s obligation to commence paying Base Rent begins and the other dates set forth above shall be appropriately adjusted.

     Tenant shall also pay Tenant’s Proportionate Share (as set forth in Section 1.13) of Operating Expenses (as hereinafter defined), and any other amounts owed by Tenant hereunder [collectively, “Additional Rent”]. In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 10 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent [the “Late Charge”; the Late Charge, Default Interest (as defined in Section 22.3 below), Base Rent and Additional Rent shall collectively be referred to as “Rent”] shall be paid by Tenant to Landlord, First Industrial, L.P., c/o First Industrial, L.P., P.O. Box 70044, Chicago, IL 60673-0044, or if sent by overnight courier, First National Bank of Chicago, 7th Floor Mailroom, 525 West Monroe, Chicago, IL 60661, Attention: First Industrial, L.P., Lockbox #70044 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

          2.3. Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.5 occurs.

     3. OPERATING EXPENSES.

          3.1. Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

               3.1.1. Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, without limitation, the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises (including, without limitation, the Common Areas [as hereinafter defined]), together with any taxes on such utilities; (iii) all premiums for casualty, workers’ compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Property, all third party administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all commercially reasonable deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Property, and sales and other taxes thereon; (v) amounts charged (including, without limitation, those costs and expenses set forth in Section 13.1(i) below) by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Property (together with a reasonable overhead and administrative fee to Landlord), including, without limitation, the structural elements of the Property and the Common Areas; (vi) management fees (not to exceed five percent (5%) of gross rents) to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property; (vii) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses (provided the improvement actually reduces Operating Costs at least equal to the annual amortization) and (b) required to keep the Property in compliance with all governmental laws, rules and regulations enacted after the date of this Lease thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (viii) all professional fees incurred in connection with the operation, management and maintenance of the Property; and (ix) Taxes, as hereinafter defined in Section 3.1.2.

     Costs relating to the following items shall not be considered to be Operating Expenses for purposes of this Lease:

1.	Original Construction. All costs incurred in connection with or directly related to the original construction (as distinguished from operation, repair and maintenance) of the Property.

2.	Initial Development. Legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with acquisition of the land, or the original development or original leasing of the Property.

3.	Hazardous Substances. All costs related to the removal of substances or materials from the Building or the Property which are presently, or at any time in the future may be, deemed hazardous, except to the extent Tenant is deemed responsible therefore under Section 9.2.

4.	Employee Limitation. All costs for any employees above the rank of building manager and reasonable allocation of the costs of all employees at or below the rank of building manager whose duties include work on other buildings or projects or on activities the costs of which are otherwise excluded from operating costs.

5.	Capital Costs. Except as specifically included above, the costs (or any amortization thereof) of any alteration, addition, change, replacement, improvement, repair, or other item which are properly capitalized under either generally accepted accounting principles or under federal income tax accounting principles.

6.	Depreciation. Any charge for depreciation or amortization of any of the improvements.

7.	Ground Leases and Easements. Any charges for ground leases or other underlying leases, easements or any other similar or dissimilar use fees or other costs related to the use of the land.

8.	Financing Costs. Financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages.

9.	Correcting Defects. Costs of correcting defects in the design or construction of the Building, or the material used in the construction of the building (including latent defects in the Building or the inadequacy of design of the building).

10.	Damage by Other Tenants. The cost of any repair to remedy damage caused by or resulting from the negligence of any other tenants in the Property, including their agents, servants, employees or invitees, together with the costs and expenses incurred by Landlord in attempting to recover such costs.

11.	Leasing Costs. All costs relating to any leasing or re-leasing of the Building. In the event the building management company is responsible for leasing or re-leasing of the Building a reasonably allocable share of the management fee, attributable to leasing of the Building, shall be therefore excluded.

12.	Improvements to Rentable Areas. Costs incurred in renovating or otherwise improving or decorating or redecorating space (including painting, carpet shampooing, drapery cleaning and wall washing) for tenants or other occupants in the Building and costs incurred by Landlord, whether or not reimbursed to Landlord, by other tenants in connection with maintenance or repair of above-shell condition improvements.

13.	Bad Debts or Rent Loss. A bad debt loss, rent loss or reserves for bad debts or rent loss, provided, however, the cost of purchasing rent loss insurance shall not be excluded.

14.	Affiliates – Excessive Payments. Any item of cost, including a building management fee, which represents an amount paid to an affiliate of Landlord or an affiliate of any partner or shareholder of Landlord, or to the building management company or an affiliate of the building management company, to the extent the same is in excess of the reasonable cost of said item or service in an arm’s-length transaction. For the purposes hereof “affiliate” shall include subsidiaries of landlord or any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Landlord or the building management company.

15.	Operation of Landlord’s Business; Preservation of Asset. Any and all costs (including legal fees and costs of lawsuits) associated with the operation of the business of the entity which constitutes Landlord or preservation of the Landlord’s interest in the building; excluded items shall specifically formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits with any mortgagee, costs of selling, syndication, financing, mortgaging or hypothecating any of the landlord’s interest in the Property, costs of any disputes between landlord and tenants within the Property (specifically excluding any disputes with Tenant).

16.	Tenant Specific Costs. All costs and expenses arising solely out of the specific needs or character of a particular tenant or such tenant’s officers, employees, agents or customers (specifically excluding any such costs associated with Tenant), whether or not Landlord recovers such costs from any such tenants. And, any increased costs resulting from Landlord permitting third parties to use the common elements of the Property for income producing activities.

17.	Disproportionate Costs; Excess Services. All costs and expenses resulting from the delivery to other tenants of services or utilities, which are greater in quantity than those delivered to Tenant regardless of whether or not the cost of such services is recovered by Landlord.

18.	Reimbursed Costs. Any items not otherwise excluded to the extent Landlord is actually reimbursed therefore by insurance or by and other person or entity, including direct reimbursement by any tenant, less the out-of-pocket cost of collection.

22.	Interest and Penalties. All interest or penalties incurred as a result of Landlord’s failure to pay any costs or taxes as the same shall become due.

23.	Duplicate Charges. Any costs which would duplicate other costs theretofore included in building operating costs.

               3.1.2. Taxes. The term “Taxes,” as referred to in Section 3.1.1(ix) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein and used in connection with the operation of the Building, provided that special assessments shall be paid over the longest term permitted by the taxing authority; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property provided that Tenant is paid or receives an appropriate credit for any reduction or rebate of Taxes actually received by Landlord that was attributable to Taxes actually paid by Tenant. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year which obligation shall survive the termination or expiration of this Lease. In the event Landlord obtains a refund of Taxes, Landlord shall refund a portion thereof to Tenant, such portion to be based on the percentage of the original Taxes paid by Tenant from which the refund was derived. With regard to any general or special assessments that may be payable in installments, the amount of Taxes for purposes of this Lease shall be determined as if Landlord had elected to pay such general or special assessment(s) in installments and the Taxes included in Tenant’s Proportionate Share of Operating Expenses shall only include those installments or parts thereof that may become due during the Term of this Lease.

               3.1.3. Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

               3.1.4 Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 2.2 and 3.2, Tenant’s Proportionate Share of the Operating Expenses as set forth in Section 1.12. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease. Notwithstanding anything contained in Section 3 (“Additional Rent”) hereof to the contrary, the term “Tenant’s Proportionate Share of Real Estate Taxes” shall mean eighteen percent (18%) of the Real Estate Taxes for applicable Lease Year, and the Term “Tenant’s Proportionate Share of Operating Expenses” shall mean eighteen percent (18%) of the Operating Expenses for the applicable Lease Year. Said percentages have been agreed upon by the parties hereto after due consideration of the rentable area of the Building.

Anything herein to the contrary notwithstanding, it is agreed that in the event the Building is not 90% occupied during any Lease Year, a reasonable and equitable adjustment shall be made by Landlord in computing the Operating Expenses that vary with occupancy only for such year so that the Operating Expenses shall be adjusted to the amount that would have been incurred had the Building been fully occupied during such year. Tenant’s initial estimate of Additional Rent for the first operating year shall be the following amounts:

          Real Estate Taxes: $3,252.19/Mo.

          Operating Expenses: $2,550.01/Mo.

          3.2. Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). Landlord shall reconcile estimated and actual Operating Expenses at any time within six (6) months after the last day of the Operating Year in question and if the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of payments of Estimated Additional Rent, and payments may be commingled.

     4. USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

          4.1. Use of Premises and Property. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.8 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property provided, however, that Tenant shall only be obligated to comply with the rules and regulations of the Property and any covenant, condition or restriction affecting the Property to the extent that a copy has been provided to Tenant; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (e) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit D describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord.

          4.2. Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises or the access to or parking for the Premises; provided, however, that in connection with maintenance, repair, repaving etc. of the parking lot, Tenant’s access thereto and use thereof may be disrupted temporarily. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under either or both of Sections 13.1 and 18; provided, however, that Landlord shall always use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith.

          4.3. Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

          4.4. Security/Damage Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.11 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby and the Security may be commingled with other assets of Landlord. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security, to the extent required for the payment of any Rent or other sums due from Tenant hereunder, in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord shall deliver the Security to any purchaser of Landlord’s interest in the Premises [or any Successor Landlord (defined below), if applicable], and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

     5. CONDITION AND DELIVERY OF PREMISES.

          5.1. Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis; provided, however, that for a period of sixty (60) days after the Commencement Date, Tenant may notify Landlord of any latent defects in the Premises and Landlord shall repair such latent defects at Landlord’s sole cost and expense. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use other than as expressly set forth in this Lease. Tenant represents and warrants that Tenant has also conducted its own inspection of the Premises and has not discovered any condition believed to be contrary to the foregoing representations of Landlord. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth in Sections 13.1 and 18 and (b) with respect to all (if any) repairs and improvements expressly and specifically described in Schedule 1 to the Exhibit B Work Letter attached hereto (the “Landlord Improvements”). Landlord agrees to make reasonable efforts to enforce, or cause Agent to enforce, upon Tenant’s request, all manufacturer’s or contractor’s warranties, if any, issued in connection with any of the Landlord Improvements.

          5.2. Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date in the condition required by this Lease. The obligations of Tenant under this Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant.

     6. SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT.

          6.1. Subordination. Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by the holder of any mortgage or deed of trust or the landlord pursuant to any ground lease, this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases that benefit the Property or any such mortgage or deed of trust liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or underlying leases for the benefit of the Property or any such mortgage or deed of trust.

          6.2. Estoppel Certificates. Tenant agrees, from time to time and within 10 days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute a default by Tenant of this Lease. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.

          6.3. Transfer for Landlord. In the event of a sale or conveyance by Landlord of the Property and an assumption of the Landlord’s obligations under this Lease, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest with respect thereto and agrees to attorn to such successor provided that any such successor expressly assumes Landlord’s obligations hereunder in writing.

     7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 16 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall, upon reasonable prior notice, be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord and Landlord shall use commercially reasonable efforts not to interfere with Tenant’s use. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right of access, ingress and egress to and from the Common Areas.

     8. ASSIGNMENT, SUBLETTING AND MORTGAGING.

          8.1. Prohibition. Tenant shall not (a) allow this lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a 25% interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purpose of this lease, or assign (whether directly or indirectly), in whole or in part, this Lease, or (b) mortgage or pledge the Lease, or (c) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (b) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may, however, assign this Lease or sublease a portion of the Premises to an entity controlling, controlled by, or under common control with Tenant, provided that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this

Section. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease.

          8.2. Rights of Landlord. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord one hundred percent (100%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent; provided, however, that if any such subtenant is an affiliate that controls, is controlled by or is under common control with Tenant, Tenant shall not be required to pay such excess to Landlord as Additional Rent.

     9. COMPLIANCE WITH LAWS.

          9.1. Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to Tenant’s use and occupancy thereof. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Laws applicable to Common Areas or portions of the Building Landlord is obligated to maintain as well as all other Laws of general application, and the cost thereof may be included in Operating Expenses to the extent permitted under Section 3.1.1.

          9.2. Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below), and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests for the purposes of ascertaining Tenant’s compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent based on a reasonable basis to suspect contamination or a violation of Environmental Laws, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9, except that Tenant shall have the right to use those Hazardous Materials disclosed on Exhibit D and necessary in the operation of its business, so long as Tenant complies with Environmental Laws. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, that are caused or created by any or all of Tenant and any or all of Tenant’s Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term (x) “Environmental Laws” shall mean any and all laws pertaining to Hazardous Materials or that otherwise deal with, or relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind; and (y) “Hazardous Materials” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease. Landlord represents that based on an existing Environment Report dated December 21, 1994 prepared by Groundwater Technology Inc., Landlord is not aware of any Hazardous Materials contamination on the Property, and Landlord shall indemnify Tenant against any Losses actually incurred by Tenant as a result of any contamination in violation of Environmental Laws existing on the Property prior to the Commencement Date as a direct result of Landlord’s negligent, intentional or willful acts or omissions.

     10. INSURANCE.

          10.1. Insurance to be Maintained by Landlord. Landlord shall maintain (a) “all-risk” property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s Property (defined below), and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance, all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

          10.2. Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below in Sections 10.2.1 and 10.2.2 (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; and (c) otherwise be in such form, and include such coverages, as Landlord may reasonably require. Certificates of Insurance, in a form reasonably acceptable to Landlord, evidencing all of Tenant’s Policies shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least 30 days prior to the expiration of each Tenant’s Policy. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

          10.2.1. General Liability and Auto Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $2,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises in the amount of not less than $1,000,000.00 combined single limit. The Tenant’s Policies required by this Section 10.2.1 shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds provided Landlord has provided such information to Tenant; (b) provide coverage on an occurrence basis; (c) provide coverage for the indemnity obligations of Tenant under this Lease; (d) contain a severability of insured parties provision and/or a cross liability endorsement; (e) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (f) provide coverage with no exclusion for a pollution incident arising from a hostile fire.

          10.2.2. Property and Workers’ Compensation Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy or Policies of (i) “all-risk” property insurance covering Tenant’s Property (at its full replacement cost), and damage to other property resulting from any acts or operations of Tenant, and (ii) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant.

          10.3. Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease, or (d) claims paid by Tenant’s or Landlord’s workers’ compensation carrier. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

     11. ALTERATIONS.

          11.1. Procedural Requirements. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord’s consent to Alterations shall not be unreasonably withheld, provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be adversely affected and the usage of such systems by Tenant shall not be increased; (d) the Alterations have no adverse effect on other leased premises in the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease; and (g) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord’s consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord’s written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2.1 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2.1(a) through (d) and (f). After obtaining Landlord’s approval to the Alterations, Tenant shall give Landlord at least five days’ prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises. Notwithstanding anything to the contrary contained in this Section 11.1, Landlord’s consent shall not be required for Alterations satisfying clauses (a) through (f) above and costing $15,000.00 or less in any one instance (up to a maximum aggregate of $50,000.00 over the Term) provided that Tenant notifies Landlord of such Alterations prior to commencing thereon and obtains all approvals and permits necessary for the commencement and prosecution of such Alterations.

          11.2. Performance of Alterations. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with “as built” plans to the extent “as built” plans are generated, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

          11.3. Lien Prohibition. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 60 days after the filing thereof; or, within such sixty (60) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

     12. LANDLORD’S AND TENANT’S PROPERTY.

          12.1. Landlord’s Property. Subject to Section 12.2, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s reasonable discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

          12.2. Tenant’s Property. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any Alterations that, at such time as Landlord consents to such Alterations, Landlord informs Tenant that such Alterations must be removed from the Premises at the end of the Term and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from any installation and/or removal of Tenant’s Property or Alterations. Any other items of Tenant’s Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

     13. REPAIRS AND MAINTENANCE.

          13.1. Tenant Repairs and Maintenance. Throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve, in good condition (subject to normal and customary wear and tear), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in good condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.2); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services (as hereinafter defined), maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). The terms and provisions of any such HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system. In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any or all of: (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s Property in the Premises, (c) the moving of Tenant’s Property in or out of the Property, and (d) any act, omission, misuse, or neglect of Tenant, any of its subtenants, or others entering into the Premises by act or omission of Tenant or any subtenant. Any repairs or replacements required to be made by Tenant to any or all of the structural components of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors approved by Landlord, which approval shall not be unreasonably withheld. All such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

          13.1.1. General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation, as described in Section 3.3 above). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section 13.2, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

          13.1.2. HVAC Maintenance Contract. If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within 30 days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent. Landlord shall service the HVAC units serving the Premises and perform such repairs as may be necessary to place those HVAC units in good working order, and thereafter certify to Tenant that the HVAC units serving the Premises are in good working order. If any HVAC unit serving the Premises should fail during the Term, including any extension thereof, Landlord shall initially bear the cost of replacing the failed unit or units subject to the remainder of this Section. The cost of the labor, materials, and the unit itself shall be amortized at a rate of eleven percent (11%) over fifteen (15) years. Tenant shall be required to pay, during the balance of the Term (including the extension, if Tenant exercises its option to extend the Term) the annual amortization cost of replacement, on a monthly basis, during the remaining term of the Lease or any extension thereof. Tenant shall have the option to reimburse the Landlord for Tenant’s proportionate share of said replacement HVAC unit, at 0% interest, provided that Landlord is in receipt of Tenant’s proportionate share prior to the installation of the new unit. Tenant’s proportionate share shall be calculated as follows: The total cost of the labor, materials, and the unit itself, including any necessary roof work (amortized at 11% interest) / 15 years x months remaining in the Lease Term. In the event that Tenant renews this Lease for an additional term, Tenant shall continue to pay to Landlord its monthly amortized share of the new HVAC unit(s) for the months of the renewal term (calculated as stated above). Notwithstanding the foregoing to the contrary, in the event that the HVAC units serving the Premises fail and require replacement during the first six (6) months of the Term, Tenant shall not be responsible for paying an amortized monthly amount during the first six (6) months of the Term, and shall instead commence making such payments from and after the seventh (7th) month of the Term.

          13.2. Landlord Repairs. Landlord shall repair any problems with the electrical system serving the Premises that arise within the first sixty (60) days after the Commencement Date at Landlord’s sole cost and expense. Notwithstanding anything to the contrary herein, Landlord shall maintain and preserve, in good condition, repair, replace and restore the foundation, exterior and interior load-bearing walls, roof structure and roof covering and tuckpointing of the Property, electrical, sewer, and plumbing to the extent serving more than one tenant premises; provided, however, that (i) subject to the exclusions set forth above, all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(vii); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is necessitated by any or all of the matters set forth in Sections 13.1(a) through (d) above (collectively, “Tenant Necessitated Repairs”), then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant Necessitated Repairs, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of demand therefor. In the event Landlord fails to complete a maintenance, repair or replacement obligation within a reasonable period of time after receiving from Tenant written notice of the need for such repairs, or immediately in the event of an emergency, then Tenant shall have the right to complete such obligation and Landlord shall reimburse Tenant for the reasonable costs thereof.

     14. UTILITIES. Tenant shall purchase all utility services and shall provide for cleaning and extermination services. As provided in Section 3.1.1. above, utility charges are included within Operating Expenses; therefore, when and as Tenant pays estimated Operating Expenses, those estimated monthly payments shall include monthly estimated installments of utility charges; nevertheless, at Landlord’s election or with Landlord’s consent, Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event: (a) all charges shall be paid by Tenant before they become delinquent; and (b) utility charges for the Premises shall not be included in estimated Operating Expenses. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of either or both of the Premises and the Property.

     15. INVOLUNTARY CESSATION OF SERVICES. Landlord shall use commercially reasonable efforts to avoid cessation of service including performing repairs during non-business hours where reasonable without incurring additional expense, however Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

     16. LANDLORD’S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any reasonable time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make, and Landlord shall use commercially reasonable efforts to avoid interference with Tenant’s use, including performing repairs during non-business hours where reasonable without incurring additional expense. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant’s covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to limit interference with Tenant’s business operations and Tenant’s occupancy and use of the Premises. During the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises for use in emergency situations; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

     17. NON-LIABILITY AND INDEMNIFICATION.

          17.1. Non-Liability. Except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons that are not agents of Landlord in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; or (b) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

          17.2. Indemnification.

               17.2.1. Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management by Tenant of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever (unless caused by the negligence or intentional wrongful act of Landlord or any of Landlord’s employees, agents or representatives) occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Section 9 by any or all of Tenant and Tenant’s Parties; (h) claims for work or labor performed or materials supplies furnished to or at the request of any or all of Tenant and Tenant’s Parties; (i) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; (j) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant’s Parties; and (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant’s Parties with respect to the Premises during the Term, excluding, however, any violation of any Environmental Law resulting directly from the acts or omissions of Landlord and Landlord’s employees, agents and contractors (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Property, damages for the loss or restriction on use of any space or amenity within the Premises or the Property, damages arising from any adverse impact on marketing space in the Property, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2.1 shall survive the expiration or termination of this Lease.

               17.2.2. Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the direct result of (i) any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct control of either or both of Landlord and Agent or (ii) any default by Landlord hereunder. In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, the rents therefrom, and any available insurance proceeds and Tenant agrees to look solely to Landlord’s interest in the Property, the rents therefrom and any available insurance proceeds for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.2.2 shall survive the expiration or termination of this Lease.

          17.3. Force Majeure. Neither the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance and provide evidence thereof) nor Landlord shall be affected, impaired or excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other party, with respect to any act, event or circumstance arising out of (a) failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond reasonable control.

     18. DAMAGE OR DESTRUCTION.

          18.1. Notification and Repair. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of Section 18.3 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant’s Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of Section 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

          18.2. Rental Abatement. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

          18.3. Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the insurance company that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice form landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.3 only,

“full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

          18.4. Insurance Proceeds. Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to any casualty. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage whether carried by Landlord or Tenant, for damage to either or both of the Premises and the Property (excluding any proceeds for damage to Tenant’s Property). In the event that either or both of the Premises and the Property are not repaired or reconstructed, all proceeds of insurance (excluding any proceeds covering Tenant’s Property), whether carried by Landlord or Tenant, shall be payable to Landlord. Landlord’s duty to repair the Premises and the Property (excluding Tenant’s Property) is limited to repairing the Premises to the condition existing immediately prior to such fire or other casualty.

     19. EMINENT DOMAIN. If the whole, or any substantial portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with Tenant’s reasonable use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant and Landlord shall restore the Premises to a complete architectural unit. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, relocation, or for its personal property, shall be the property of Tenant.

     20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair (as defined by Exhibit C, attached hereto and incorporated herein by reference), except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, or any damage that, under Section 18.3, would give Tenant a right to terminate this Lease, (b) Tenant shall remove all of Tenant’s Property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If any repairs are required to be performed in, to or at the Premises (pursuant to the first sentence of this Section 20 or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed, to Landlord’s reasonable satisfaction, within 10 business days after the date on which this Lease is terminated or expired. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant’s expense, and all such expenses so incurred by Landlord shall bear interest (at the rate specified in the second sentence of Section 22.3) from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest). If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay Base Rent at a rate equal to one hundred fifty percent (150%) of the rate of Base Rent last prevailing hereunder; (iii) Tenant shall continue to be responsible for its proportionate share of Operating Expenses hereunder; and (iv) also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease. There shall be no renewal or extension of this Lease by operation of law, and a tenancy-at-will may be terminated by either party hereto upon thirty (30) days prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

     21. EVENTS OF DEFAULT.

          21.1. Bankruptcy of Tenant. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within 90 days, or whenever a petition is filed by or against (to the extent not dismissed within 90 days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any state or federal law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar state or federal law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

          21.2. Default Provisions. Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after the initial delivery of Landlord’s original default notice.

     22. RIGHTS AND REMEDIES.

          22.1. Landlord’s Cure Rights Upon Default of Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, and fails to cure such default on a timely basis (pursuant to Section 21.2), Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant.

          22.2. Landlord’s Remedies. In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (as required pursuant to Section 21.2), but without additional notice or demand from Landlord, if any, as provided in Section 21.2 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant’s right of possession of the Premises; or (b) terminate Tenant’s right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use commercially reasonable efforts to, whether Landlord elects to proceed under Subsections (a) or (b) above, relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to landlord and commercially reasonable. In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its reasonable discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys’ reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the positive difference, if any, between (x) the discounted present value (at 10% per annum) of the Base Rent provided to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease). If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord’s reasonable expenses of reletting), Tenant shall, in Landlord’s sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate of 10% per annum. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord’s expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of base Rent and Additional Rent due under the Lease for the balance of the Term, discounted to present value (a rate of 6% per annum). Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). In the event Landlord elects, pursuant to clause (b) of this Section 22.2, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s Property, Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

          22.3. Additional Rights of Landlord. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including attorneys’ reasonable fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord’s submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 3% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the Bank One, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

          22.4. Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by tenant pursuant to bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this

Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

     23. BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.10 (A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.10 (B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of Landlord’s Broker and Tenant’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

     24. MISCELLANEOUS.

          24.1. Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

          24.2. Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord:	First Industrial, L.P.
311 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Vice President – Operations Management

With a copy to:	First Industrial Realty Trust, Inc.
7615 Golden Triangle Drive, Suite N
Eden Prairie, MN 55344
Attn: Regional Manager

With a copy to:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attn: Suzanne Bessette-Smith

If to Tenant:	MakeMusic, Inc.
615 Golden Triangle Drive, Suite M
Eden Prairie, MN 55344
Attn: Chief Financial Officer

With a copy to:	Larry J. Berg
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402

          24.3. Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

          24.4. Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

          24.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

          24.6. Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

          24.7. Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

          24.8. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

          24.9. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

          24.10. Authority of Tenant. If Tenant is a corporation, partnership, limited liability company, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant’s directors or other governing person or body (i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so.

          24.11. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

          24.12. Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor.

          24.13. Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section 24.14 shall survive the termination of this Lease.

          24.14. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

          24.15. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

          24.16. Furniture. On the Commencement Date, Landlord shall deliver to Tenant a bill of sale on Landlord’s then current form as attached hereto as Exhibit F (the “Bill of Sale”) conveying the Office Furniture (as defined in Section 1.17 above), and Tenant shall maintain the Office Furniture in good condition and repair. In the event that this Lease shall terminate prior to the expiration of the Term because of Tenant’s monetary default hereunder or if at the expiration of the Term, Tenant is in default hereunder, Tenant shall execute a bill of sale substantially in the form of the Bill of Sale conveying the Office Furniture then remaining in the Premises to Landlord, it being understood that Tenant may, from time to time, remove items of Office Furniture from the Premises as such items require replacement due to wear and tear.

          24.17. Parking. Landlord shall provide Tenant with parking meeting the requirements of the applicable zoning code.

          24.18. Self-Help. Notwithstanding anything in the Lease to the contrary, if Landlord fails to complete the Landlord Improvements in a timely manner, Landlord fails to provide any of the services required of Landlord hereunder, or if Landlord fails to perform any repairs required of Landlord under this Lease, then upon ten (10) days written notice from Tenant to Landlord, Tenant may, at its option, perform such work, provide such service or make such repairs and Tenant shall be entitled to seek recovery from Landlord for its costs in the District Courts of the State of Minnesota.

          24.19. Security System. Landlord acknowledges that Tenant will be installing an electronic lock/security system to serve the Premises. Tenant shall make appropriate arrangements so that Landlord will have the ability to immediately enter the Premises in an emergency.

          24.20. Right of First Offer to Lease Adjoining Space. Tenant shall have a right of first offer as set forth on the attached Exhibit H.

          24.21. Riders. All Riders and Exhibits attached hereto and executed (or initialed) both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

FIRST INDUSTRIAL, L.P., a Delaware limited partnership

By: First Industrial Realty Trust, Inc., its general partner

By:	/s/ Chris Willson

Name:	Chris Willson

Its:	Senior Regional Director

Date:	March 2, 2005

TENANT:

MAKEMUSIC! INC., a Minnesota corporation

By:	/s/ Alan Shuler

Name:	Alan Shuler

Its:	VP and CEO

Date:	March 1, 2005

LEASE EXHIBIT A

Property

     Lot 1, Block 1, Technology Park 4th Addition.

LEASE EXHIBIT A — 1

Floor Plan

KEY PLAN

1 FLOOR PLAN

MAKE MUSIC
TECH 5 BUILDING

FLOOR PLAN

PRELIMINARY

A2.01

LEASE EXHIBIT B

WORK LETTER

     This Work Letter (this “Work Letter”) is incorporated into and made a part of the Lease. All terms not defined herein shall have the meanings set forth in the Lease. In the event of any conflict between the terms and provisions of the Lease and those of this Work Letter, the terms and provisions of this Work Letter shall control, in all events.

     1. Performance of Work. Landlord shall cause to be performed, in accordance with the terms of this Work Letter, those certain improvements (“Landlord Improvements”) depicted in the plans, specifications and working drawings described in Schedule 1 attached hereto and made a part hereof (the “Final Plans”). All Landlord Improvements shall be performed in a good and workmanlike manner, using new first grade quality materials. Landlord shall be responsible to obtain all necessary governmental and municipal approvals and permits required as a condition precedent to the performance and installation of the Landlord Improvements, and all costs and expenses incurred by Landlord pursuant to this sentence shall be deemed to constitute Work Cost, as defined below. The Final Plans have been prepared by LHB Engineers and Architects (“Architect“). All work required for the construction and installation of the Landlord Improvements (“Work”) shall be performed only by Landlord’s contractor(s) (collectively, the “Contractor”). Landlord shall use its good faith efforts to cause the Landlord Improvements to be substantially completed by March 31, 2005 (the “Scheduled Commencement Date”); however, as described in Paragraph 6 below, the Commencement Date may not actually occur on the Scheduled Commencement Date. The costs to construct the Landlord Improvements, including, but not limited to, the cost to prepare the Final Plans (collectively, the “Work Cost”), shall be paid for by Landlord (except as otherwise specifically set forth below): provided, however, that in no event shall Landlord be obligated to pay a Work Cost in excess of the amount that it costs to complete the Landlord Improvements as described on Schedule I, unless such excess is incurred in connection with a Substitution, as set forth below. Tenant shall be solely responsible for (and shall promptly reimburse Landlord for) any amount incurred in connection with Change Orders as set forth below.

     2. Change Orders. From time to time after the date of the Lease, Tenant may notify Landlord of changes that Tenant proposes be made to the Final Plans (a “Change Order”). Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall give Tenant a notice (“Change Order Notice”) of both: (i) The amount, if any, Landlord would require Tenant to pay for the change in question; and (ii) whether Landlord believes the requested change would result in a delay in substantial completion (an “Estimated Delay”) and the expected period of the delay. Tenant shall notify Landlord of its final approval or disapproval of the Change Order within two (2) business days after Landlord delivers to Tenant the applicable Change Order Notice (“Change Order Response Period”). If Tenant fails to timely notify Landlord of its approval or disapproval of any proposed Change Order, Tenant shall be deemed to have automatically disapproved that particular Change Order and Landlord shall not proceed to implement any of the changes specified therein. If Tenant timely notifies Landlord of its approval of the Change Order, then, within three (3) business days after the expiration of the applicable Change Order Response Period, Tenant shall pay Landlord amount of any increase in the Work Cost (as set forth in the applicable Change Order Notice) in accordance with Paragraph 4 of this Work Letter; and upon receipt of such payment, Landlord shall implement the changes specified in the Change Order. In such event, however, any delay in the Scheduled Commencement Date resulting solely from the change described in the relevant Change Order shall be deemed a Delay Event (defined below).

     3. Substitutions. From time to time after the date of the Lease, Landlord may notify Tenant of any proposed substitutions (“Substitutions”) in the materials or designs described in the Final Plans that Landlord determines are reasonably necessary to avoid delays in the Scheduled Commencement Date (a “Substitution Notice”). The Substitutions shall be of substantially the same character and quality as those described in the Final Plans. Any Substitution Notice shall describe in reasonable detail: (i) the nature of the Substitutions, (ii) any estimated increase in the Work Cost, if Tenant approves the Substitutions, and (iii) any estimated delay in the Scheduled Commencement Date if Tenant disapproves the Substitutions. Tenant shall notify Landlord of its approval or disapproval of the Substitutions within three (3) business days after Landlord delivers the relevant Substitution Notice to Tenant (“Substitution Response Period”). If Tenant fails timely to notify Landlord of its approval or disapproval, Tenant shall be deemed to have automatically disapproved the Substitutions described in the relevant Substitution Notice. If Tenant disapproves or is deemed to have disapproved the Substitutions, Landlord shall not implement the Substitutions and any delay in the Scheduled Commencement Date resulting therefrom shall be deemed a Delay Event.

     4. Payment of Cost of Changes. As provided above, Tenant shall be responsible for the payment of any increase in the Work Cost resulting from an approved Change Order or Substitution. Tenant’s failure to timely make any payment of such increase in Work Cost, as required pursuant to Paragraphs 2 and 3 above, within three (3) days after Landlord’s delivery of written demand therefor, shall automatically be deemed an Event of Default and, in addition to any other remedies Landlord may have on account of such Event of Default, Landlord may immediately suspend Work and in such event, Landlord shall not be responsible for any delay in the Scheduled Commencement Date.

     5. Substantial Completion Date and Punch List Items. The Architect shall determine the date on which the construction and installation of the Landlord Improvements are substantially completed in substantial accordance with the Final Plans, as such Final Plans may be modified by any Change Orders and Substitutions (“Substantial Completion Date”). The Architect shall certify to Landlord and Tenant, in writing, the Substantial Completion Date (“Substantial Completion Notice”). The Commencement Date shall be the date that is five (5) days after the date on which the Architect delivers the Substantial Completion Notice. Within five (5) days after the Architect delivers the Substantial Completion Notice, the parties shall inspect the Premises to determine those items, if any, that Landlord and Tenant determine to be unfinished, or improperly completed, but which do not materially impair Tenant’s use or occupancy of the Premises (the “Punch List Items”). Tenant shall be entitled to supplement the Punch List for a period of fifteen (15) days thereafter. The Punch List shall set forth a time mutually acceptable to the parties by which each item on the Punch List shall be completed or corrected. If the parties are unable to mutually agree on a time, the correction or completion period shall be thirty (30) days, unless such item is not reasonably susceptible of being corrected or completed within such time. If any Punch List Item is not completed or corrected within the time specified on the Punch List, then Landlord shall continue to be obligated to complete that item, but Tenant shall be entitled to complete or correct any such Punch List Item at any time following seven (7) days written notice to Landlord unless Landlord disputes Tenant’s claim that a Punch List Item is incomplete or improperly completed, in which case Tenant shall defer such self-help for a reasonable period while Landlord and Tenant attempt to resolve the dispute over whether a Punch List Item is incomplete or improperly completed. If Tenant corrects or completes an item on the Punch List, Landlord shall reimburse Tenant for the reasonable costs of completion or correction within twenty (20) days following a written demand by Tenant accompanied by reasonable supporting documentation. Whether or not Tenant exercises its right of self help, Landlord shall remain responsible for the prompt completion/correction of all Punch List Items in connection with the Landlord Improvement work to be performed by Landlord under this Lease.

     At Landlord’s request from time to time, Tenant will furnish Landlord with written statements acknowledging the completion of the Punch List Items. Any disputes as to the nature or existence of any Punch List Item or as to the substantial completion of the Landlord Improvements shall be resolved by reasonable and joint decision of the Architect and a duly licensed Illinois architect selected by Tenant.

     6. Delay.

     6.1. Delay Events: The Scheduled Commencement Date may be delayed from time to time due to any or all of the following events (collectively, “Delay Events”) :

     6.1.1. Change Orders requested or approved by Tenant and approved by Landlord in which Landlord identifies that the change that is the subject of the Change Order will result in a delay, but not beyond the delay indicated thereon;

     6.1.2. Tenant’s failure timely to pay any increase in Work Costs resulting from an approved Change Order or Substitution and as required under Paragraphs 2 and 3 above. Any act of Tenant or its agents, employees or contractors that wrongfully interferes with the Work;

     6.1.3. Any delay due to, or in connection with, materials specified by Tenant to be procured from a particular source, including, without limitation, any delivery delays or delays relating to the quality or other characteristics of such materials;

     6.1.4. Any delay of any applicable governmental authority to issue appropriate permits for construction of the Landlord Improvements and a certificate of occupancy (or comparable certification) for the Premises upon substantial completion of the Landlord Improvements; and

     6.1.5. A matter arising or occurring under Section 17.3 of the Lease.

     7. Limit on Landlord’s Liability. Without limitation of Landlord’s limitation of liability set forth in the Lease, Landlord shall not be liable for any damage caused to Tenant due to a delay, whether as a result of a Delay Event or otherwise, in the delivery of possession of the Premises to Tenant.

SCHEDULE 1

FINAL PLANS

General Matters

•	Paint all internal office walls and any replaced sheet rock

•	Replace the cubes removed from the Premises with other matching cubes of substantially the same condition, quality and appearance, and reconnect all electrical, telecommunications and computer wiring so that the cubes will function in materially the same way as before their removal

•	Spot clean all cubicles

•	Repair any damaged or stained ceiling tiles

•	Re-key the Premises

•	Update the signs at the front glass door and the rear dock entrance and replace the former tenant’s signplate on the monument sign with a signplate identifying Tenant

•	Patch broken tile in break room

Acoustical

•	Remove and replace grid and tile at new office walls, to be extended to deck for sound-proofing

•	Replace existing ceiling tile. Owner and contractor to determine which tiles are acceptable

Carpet

•	Cleaning carpeting throughout

Concrete

•	Remove existing bituminous and install recessed pit for exterior scissors lift

Lift Equipment

•	Provide and install 3,000 lb. scissors lift to be on exterior of building.

Drywall

•	Replace damaged sheet rock (where water damage has affected outer wall)

•	New demising wall to be framed and rocked to deck, insulated, taped and finished on both sides.

•	Top off existing grid wall at demising wall location from 9’ grid to deck

•	Full height dock walls to be framed and rocked at full height and insulated

•	Upgraded and new sound walls per tenant specifications, including such work as may be required to soundproof the large and small conference rooms

•	Additional walls not referenced in specifications shall be framed and rocked to 9’ grid

•	Miscellaneous patching

Electrical

•	Six duplex outlets in the two offices that are 19’ X 19’, and four duplex outlets in each of the other 3 new offices

•	Miscellaneous demolition

•	Adjust existing light fixtures

•	Wire roof top unit for warehouse

•	Wire (1) 2KW electrical wall heaters at dock area

•	(3) new switches

•	Wire exterior lift

•	(10) Duplex receptacles

•	Wire (2) sound booths

•	Replace any burned out lamps or non-functioning lighting equipment (approximately 100 lamps)

Hollow Metal and Hardware

•	Furnish interior 3’x 7’ doors to match existing at specified locations

•	Furnish and install (3) sound doors per tenant specifications

HVAC

•	Service and certify, at Landlord’s expense, that the HVAC system and components serving the Premises are in good working order

•	(1) 4-ton rooftop unit to serve warehouse area

•	(1) 2KW electric wall heater for dock area

•	Relocate existing ductwork for new layout

•	Separate gas piping

•	Insulated duct flex per specification

Plumbing

•	Furnish and install drinking fountain

Roofing

•	Roof in new penetration

Sprinkler

•	Adjust sprinkler heads per code

Bituminous

•	Patch around concrete pit for exterior lift system

LEASE EXHIBIT C

Broom Clean Condition and Repair Requirements

Upon lease expiration, the Tenant will surrender the premises to Landlord in good order and repair as follows:

•	All walls must be clean and free of holes.

•	Overhead door must be free of any broken panels, cracked lumber or dented panels. The overhead door springs, rollers, tracks, motorized door operator, and all other items pertaining to the overhead door must also be in good working condition.

•	HVAC system must be in good working order. Filters must be changed, and all thermostats must be in working order.

•	All floors (warehouse and office) must be clean and free of excessive dust, dirt, grease, oil and stains.

•	Drop grid ceiling must be free of excessive dust from lack of changing filters. (No ceiling tiles may be missing or damaged.)

•	All trash must be removed from both inside and outside of the Building.

•	All lightbulbs and ballasts must be working.

•	All signs in front of Building and on glass entry door and rear door must be removed.

•	Hot water heater must work.

•	All plumbing fixtures, equipment and drains must be clean and in working order.

•	Windows must be clean.

•	All mechanical and electrical systems must be in good working condition.

LEASE EXHIBIT D

TENANT OPERATIONS INQUIRY FORM

1. Name of Company/Contact:

2. Address/Phone

3. Provide a brief description of your business and operations:

4. Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)
b. SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)
c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)
d. EPA Hazardous Waste Generator ID Number	YES	NO

5. Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

Storage Container(s)
	Approximate Annual	(i.e. Drums,
	Quantity Used or	Cartons, Totes, Bags,
Chemical/Waste	Generated	ASTs, USTs, etc)

This form was prepared by the undersigned as a complete and correct description of Tenant’s proposed operations at the location noted, and the Landlord may rely on this information.

Signature	Print Name

LEASE EXHIBIT E

Building Rules and Regulations

1. Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior or interior common area of the Building, or visible from the exterior of the Premises, shall be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing. Anything herein to the contrary notwithstanding, approval as to signs shall be subject to Landlord’s approval, which shall not be unreasonably withheld. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

2. No awning or other projection shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens visible from the exterior Premises shall be attached to or hung in, or used in connection with the Premises without the prior consent of Landlord, which consent shall not be unreasonably withheld. If Landlord gives its consent, any such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

3. Tenant, its employees, customers, invitees and guests shall not obstruct sidewalks, entrances, passages, corridors, vestibules, halls or stairways in and about the Building which are used in common with other Tenants and their employees, customers, guests and invitees, and which are not a part of the Premises of Tenant. Tenant shall not place objects against glass partitions or doors or windows that would be unsightly from the Building corridors or from the exterior of the Building and will promptly remove any such objects upon notice from Landlord.

4. Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which may be offensive to the other Tenants and operation of any device equipment, radio, television broadcasting or reception from or within the Building aerials or similar devices inside or outside of the Premises or on the Building.

5. Tenant shall not waste electricity, water or air conditioning furnished by Landlord, if any, and shall cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning systems.

6. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured after normal business hours.

7. In no event shall Tenant bring into the Building flammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Building shall at any time be increased, Tenant shall make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

8. Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and shall not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

9. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for office and office/showroom use, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

10. The Premises shall not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

11. Tenant and Tenant’s employees, agents, visitors and licensees shall observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations shall be given in such manner as Landlord may reasonably elect.

12. Unless expressly permitted by the Landlord, no additional locks or similar devices shall be attached to any door or window and no keys other than those provided by the Landlord shall be made for any door. It is understood, however, that Tenant will install electronic locks on certain external doors in addition to the mechanical locks provided by Landlord. Upon termination of this Lease or of the Tenant’s possession, the Tenant shall surrender all keys of the Premises and shall explain to the Landlord all combination locks on safes, cabinets and vaults.

13. Any carpeting cemented down shall be installed with a reasonable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

14. The restrooms, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they are constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose employees, agents, visitors or licensees have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

15. No electric or other wires for any purpose shall be brought into the leased Premises without Landlord’s written permission specifying the manner in which it may be done. Tenant shall not overload any utilities serving the Premises.

16. No dog or other animal (except those assisting the handicapped) shall be allowed in the Building.

17. All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways provided for such purposes. Tenant shall be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

18. All safes, equipment or other heavy articles shall be carried in or out of the Premises only in such manner as shall be prescribed in writing by Landlord, and Landlord shall in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premises or Building in which they are located, or to the other Tenants or occupants of said Building. Tenant shall be responsible for any damage to the building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

19. Canvassing, soliciting, and peddling in or about the Building is prohibited and each Tenant shall cooperate to prevent the same.

20. Wherever in these Building Rules and Regulations the word “Tenant” occurs it is understood and agreed that it shall mean Tenant’s associates, employees, agents, clerks, invitees, and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall mean Landlord’s assigns, agents, clerks, and visitors.

21. Landlord shall have the right to enter the Premises at hours convenient to the Tenant for the purpose of exhibiting the same to prospective Tenants within the one hundred twenty (120) day period prior to the expiration of this Lease.

22. Tenant, it employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking, always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle that is improperly parked or parked in a no parking zone. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles shall be parked overnight.

23. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the Tenant or the protection of the Building and the property therein. Landlord shall in no case be liable for damage for any error or other action taken with regard to the admission to or exclusion for the Building of any person.

24. All entrance doors to the Premises shall be locked when the Premises are not in use. All common corridor doors, if any, shall also be closed during times when the air conditioning equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

25. To the extent provided in the Lease, Tenant shall be responsible for all repair, maintenance and replacement of mechanical systems and devices directly associated with Tenant’s Demised Premises, including, but not limited to, heating and air conditioning equipment, water heaters, exhaust fans, plumbing and electrical. Landlord must be advised of any such repair, etc. and must approve of any such repairs.

26. Alterations to the Demised Premises by the Tenant of any nature shall require the written approval of the Landlord. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

27. Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, desirable, or proper, in Landlord’s reasonable judgment, for its best interest or for the best interest of the Tenants of the Building, provided the same are uniformly enforced.

LEASE EXHIBIT F

QUITCLAIM
BILL OF SALE

     WHEREAS, First Industrial, L.P., a Delaware limited partnership (“Seller”) and MakeMusic! Inc., a Minnesota corporation (“Purchaser”) entered into that certain Lease (the “Lease”) dated March 1, 2005, pursuant to which Seller leased certain space in the building commonly known as Suite M, Technology Park V, 7615 Golden Triangle Drive, Eden Prairie, Minnesota 55344 (the “Premises”) and per Section 24.18 of the Lease, Seller has agreed to convey certain Furniture as described in the Lease to Purchaser.

     FOR VALUE RECEIVED, Seller hereby conveys and quitclaims unto Purchaser, all of Seller’s right, title and interest, if any, in and to all Furniture. The Furniture is conveyed and quitclaimed by Seller to Purchaser on an “AS IS,” “WHERE IS,” “WITH ALL FAULTS” basis, and without any warranties, representations or guarantees, either expressed or implied of any kind, nature, or type whatsoever, including, but not limited to, any warranty as to the fitness for a particular purpose or merchantability of the Furniture, and Purchaser waives all such warranties, representations and guarantees.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Bill of Sale as of March 1, 2005.

SELLER:

BY: First Industrial, L.P., a Delaware limited partnership

     BY: First Industrial Realty Trust, Inc., a Maryland corporation and its sole general partner

By:	/s/ Chris Willson

Name:	Christopher G. Willson

Its:	Senior Regional Director

EXHIBIT G

OPTION TO EXTEND: Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for Two (2) periods of Five (5) years each, on the following terms and conditions and subject to the limitations hereinafter set forth, such Five (5) year renewal periods being in this Lease sometimes herein referred to as “Renewal Terms.”

a)	That at the respective time hereinafter set forth for the exercise of each renewal option, this Lease shall be in full force and effect and Tenant shall not be in default in the performance of any of the terms, covenants and conditions herein contained in respect to a matter as to which notice of default has been given hereunder which has not been remedied within the time limited in this Lease, but Landlord shall have the right at its sole discretion to waive the non-default conditions herein.

b)	That such Renewal Terms, shall be upon the same terms, covenants and conditions as in this Lease provided; however, the Base Rent for such Renewal Terms shall be at the then current market Base Rent; however, the Base Rent for each such applicable Renewal Term shall in no event be less than the Base Rental rate payable by Tenant immediately prior to commencement of the applicable Renewal Term. Upon determination of the Base Rent for the applicable Renewal Terms, the amount thereof shall be evidenced by an amendment of this Lease executed by Landlord and Tenant.

c)	Tenant shall exercise its right to extend the term of this Lease for the aforesaid Renewal Terms by notifying Landlord, in writing, of its election to exercise the right to renew and extend the term of this Lease at least nine (9) months prior to expiration of the applicable Renewal Terms.

d)	If Landlord and Tenant are unable to agree upon Fair Market Value within forty five (45) days after Tenant’s exercise of its option to extend the Term, each party shall designate a commercial appraiser with MAI within five (5) business days thereafter, and the two appraisers so selected shall mutually designate a third appraiser within five (5) business days after both of such appraisers have been designated by the parties. The three (3) appraisers shall then determine the Fair Market Value for the Leased Premises within thirty (30) days following designation of the third appraiser. If the three (3) appraisers are unable to agree upon Fair Market Value, the determinations of the two appraisers whose determinations of Fair Market Rent are closest together shall be averaged, and the determination of the third appraiser shall be disregarded.

EXHIBIT H

RIGHT OF FIRST OFFER TO LEASE: Landlord hereby covenants and agrees that Tenant shall have a “Right of First Opportunity” to lease any space that is contiguous to the Premises initially leased to Tenant, under and as of the date of this Lease and that becomes available during the Term of the Lease (an “Additional Space”). Such Right of First Opportunity is granted on and subject to the following terms and conditions:

1.	If, when and as (a) Landlord becomes aware that an Additional Space will become available for lease to a third party, and (b) Landlord is prepared to deliver to a potential third party tenant a proposal to lease such Additional Space, Landlord shall promptly notify Tenant, in writing (an “ROFO Notice”). Tenant shall then have the right to lease the Additional Space if, when and as the same becomes available, and on the terms and conditions hereinafter set forth.

2.	The ROFO Notice shall describe the economic and other relevant terms and conditions upon which Landlord is prepared to lease the Additional Space to a third party tenant (the “ROFO Terms”), including, but not limited to, the term for which the Available Space is to be leased; the commencement date of that lease term; the per annum, per square foot base rent proposed to be charged by Landlord for the Additional Space (the “Rental Rate”); and all (if any) monetary concessions that Landlord is prepared to offer to such third party in consideration of its lease of the Additional Space.

3.	Upon Landlord’s delivery of the ROFO Notice, Tenant shall have five (5) business days (“ROFO Response Period”) in which to advise Landlord, in writing (the “ROFO Response”), whether or not Tenant desires to exercise its Right of First Opportunity and lease all (but not some portion) of the Additional Space on all of the ROFO Terms, except as otherwise specifically provided below in this Lease Exhibit F, Section G.

4.	If Tenant fails to timely deliver an ROFO Response (or, if Tenant timely delivers the ROFO Response, but declines to lease all of the Additional Space on the ROFO Terms), then Tenant shall automatically be deemed to have irrevocably waived its Right of First Opportunity with respect to its opportunity to lease that particular Additional Space pursuant to the particular ROFO Terms set forth in the then-applicable ROFO Notice. In that event, Landlord shall be free to lease the then-applicable Additional Space to one or more third party tenants (an “ROFO Lease”) on substantially the same or better (from Landlord’s perspective) terms as are set forth in the ROFO Notice previously delivered to Tenant.

5.	If Tenant timely delivers an ROFO Response and advises Landlord of its desire to lease the entirety of the Additional Space on the ROFO Terms set forth in the applicable ROFO Notice, then, within ten (10) business days of Tenant’s delivery of the ROFO Response to Landlord, Landlord and Tenant shall execute and enter into an amendment to this Lease, pursuant to which amendment Tenant shall lease the Additional Space on all of the terms, conditions and limitations set forth in this Lease, except that (i) the annual Base Rent for the Additional Space shall be the product of (x) the Rental Rate and (y) the number of rentable square feet comprising the Additional Space; (ii) Tenant’s Proportionate Share shall be appropriately adjusted (increased) to account for the additional square footage comprising the Additional Space; (iii) the definition of the Premises shall be amended to include the Additional Space; and (iv) the Term of this Lease shall remain unchanged with respect to the Premises initially leased hereunder and the Term applicable to the Additional Space shall be co-terminus with the Term for the Premises. Notwithstanding anything to the contrary contained in this Lease or in the ROFO Notice, if Tenant timely delivers an ROFO Response, Tenant shall be obligated to lease the entirety of that Additional Space on a strictly “as-is,” “where-is” basis, without any tenant improvements, alterations, modifications, representations or warranties of any nature whatsoever from Landlord.

6.	In the event that (a) Landlord delivers an ROFO Notice, but Tenant fails to timely deliver an ROFO Response; and (b) therefore, Landlord has the right to, and does, actively pursue the negotiation of the terms and conditions of a ROFO Lease, but in the course of such pursuit, Landlord desires to modify or amend any of the ROFO Terms in any material respect, then Landlord may not finalize the terms and conditions of, execute, and enter into an ROFO Lease, based on and incorporating a material change in the ROFO Terms, without once again first delivering a revised ROFO Notice to Tenant, reflecting the then-applicable ROFO Terms, whereupon the provisions of Paragraphs 3 through 5 above shall once again apply. For purposes of this Paragraph 6, a modification of the Rental Rate originally included in the ROFO Terms shall be deemed material if that Rental Rate is reduced by more than ten percent (10%) of the Rental Rate originally offered to Tenant.

7.	Tenant specifically acknowledges and agrees that its Right of First Opportunity shall not apply to the renewal or extension of any existing lease (as of the date of this Lease) in the Building, whether pursuant to a renewal right or otherwise, nor shall the Right of First Opportunity apply with respect to any expansion of space, or relocation to alternative space, by an existing tenant (as of the date of this Lease) in the Building.

8.	Tenant shall have no right to exercise (or to preserve the prior exercise of) the Right of First Opportunity if and to the extent that Tenant is in default under the Lease past the expiration of applicable cure periods at either or both of (a) the date Landlord would otherwise be obligated to deliver an ROFO Notice; and (b) at any time thereafter prior to the applicable commencement date for the lease of the Additional Space (after timely delivery of an ROFO Response by Tenant). In the event of such a default by Tenant, Tenant shall be deemed to have irrevocably waived its Right of First Opportunity during the period of time that any such default remains uncured; therefore, (a) during a period of default, Landlord shall have no obligation to deliver a ROFO Notice; and (b) if Landlord delivers an ROFO Notice, and Tenant timely delivers an ROFO Response, advising of Tenant’s election to lease the then-applicable Additional Space, but Tenant then defaults after its delivery of the ROFO Response, then such ROFO Response shall immediately be automatically and irrevocably rendered null and void, whereupon Landlord shall be free to lease the then-applicable Additional Space to any party Landlord desires, and on whatever terms Landlord deems appropriate.

9.	The Right of First Opportunity is personal to Tenant, except that if Tenant assigns all (but not some portion) of its interest under this Lease, such assignee shall be entitled to the benefits of this Right of First Opportunity. If Tenant subleases any portion of the Premises or assigns or otherwise transfers some (but not all) of Tenant’s interest under the Lease to any other person or entity, whether or not pursuant to, and in accordance with, the requirements of this Lease, no sublessee, assignee or transferee shall have, or be entitled to, any of the rights or benefits of the Right of First Opportunity.

10.	The Right of First Opportunity created hereby is granted to Tenant only for the Initial Term. The Right of First Opportunity created hereby shall be null and void as of the expiration of the Initial Term.

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